EXHIBIT 99.1


TRADE WIND                                                                 TWC.V
COMMUNICATIONS

                                                                   28th May 2001

MEDIA RELEASE

COURT APPROVES TWC AND FLXM SCHEME OF
ARRANGEMENT TO FORM SINGLE PUBLIC ENTITY

Trade Wind Communications Limited (TWC.V) ("TWC") is pleased to announce that, effective May 25, 2001 the Supreme Court of Bermuda issued its final approval of TWC's Scheme of Arrangement whereby Flexemessaging.com Inc, ("FLXM") through a merger with a newly formed Bermudan subsidiary of TWC, has become a wholly owned subsidiary of TWC, thus consolidating the ownership of TWC's business into a single public entity.

In connection with the Scheme of Arrangement former shareholders of FLXM will receive 1.754880714 shares of TWC for each share of FLXM held as of October 5th 2000 with the result that TWC is issuing a further 2,456,832 shares in total to the former shareholders of FLXM. Following the issuance of these shares TWC will have 18,499,783 shares issued and outstanding. The FLXM shareholders will be sent transmittal instructions shortly regarding the exchange of shares.

The shares of TWC will continue to trade on CDNX and TWC intends to proceed forthwith to have its shares quoted on the OTCBB. As a result of the merger, TWC, as the successor corporation to FLXM, has become a fully reporting company under the Securities and Exchange Act of 1934. For further information regarding the transaction, please contact TWC for a copy of its circular or a copy of the Proxy Statement of FLXM that was distributed. You may also find an electronic copy of the Proxy Statement of FLXM on the Internet at the SEC's website, located at http://www.sec.gov.

For the Board of Directors


Nick Bird

CEO

Trade Wind Communications Limited

Flexemessaging.com Inc


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THIS PRESS RELEASE CONTAINS POTENTIAL FORWARD-LOOKING STATEMENTS REGARDING THE
COMPANY. THE FUTURE PERFORMANCE OF THE COMPANY INVOLVES RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. SUCH RISKS INCLUDE COMPETITION AND PRICING PRESSURES, DEPENDENCE ON TELECOMMUNICATION CARRIERS, MANAGEMENT OF GROWTH, CUSTOMER TURNOVER, TECHNOLOGICAL CHANGE, GOVERNMENT REGULATION, UNAUTHORIZED USE OF TECHNOLOGY, SYSTEMS FAILURES AND A VARIETY OF STOCK MARKET RISKS.

ABOUT TRADE WIND COMMUNICATIONS LIMITED

Trade Wind Communications Limited (TWC.V) is a communications and messaging company previously operating through a US subsidiary - Flexemessaging.com, Inc. (FLXM OB/Pink sheets).
Flexemessaging.com, Inc., is a technology company that has grown from an original base in Australia. Flexemessaging.com has two main business operations:
a) Flexemessaging Division, a global fax, email and mobile messaging solutions provider including online, high-impact rich media and interactive marketing services and
b) Voice and Data Systems, a systems integration provider for decision support systems, call centers, emergency services and utilities.
The company has a significant customer base of blue-chip Australian financial institutions and government agencies. Corporate management is located in Sydney. Trade Wind Communications Limited is listed on the CDNX in Vancouver and trades under the symbol "TWC" Flexemessaging.com, Inc., traded in the OTC/Pink sheets under the symbol "FLXM." The company is a reporting company and subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended. For more information please contact Nick Bird, Sydney, Australia
(61 2) 9250 8888
Web sites:     http://www.flexemessaging.com
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               http)://www.tradewind.com.au
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               http)://www.tradecentre.com.au
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